Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On April 26, 2022, Caladrius Biosciences, Inc. (“Caladrius”), CS Cedar Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Caladrius (“Merger Sub”), and Cend Therapeutics, Inc. (“Cend” or the “Company”), a privately-held, clinical-stage biotechnology company, entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub merged with and into Cend, with Cend continuing as a wholly owned subsidiary of Caladrius (the “Merger”). Upon closing of the Merger on September 15, 2022, the combined company was renamed to Lisata Therapeutics, Inc. (“Lisata”) and trades on the Nasdaq under the ticker symbol “LSTA.”

Subject to the terms and conditions of the Merger Agreement, at the closing of the Merger, (a) each outstanding share of Cend common stock and Cend preferred stock (except shares of Cend Series D Preferred Stock held by Caladrius) was converted into a number of shares of Caladrius common stock (“Caladrius Common Stock”) equal to the exchange ratio described below; and (b) each outstanding Cend stock option that had not previously been exercised prior to the closing of the Merger was assumed by Caladrius. As of immediately after the Merger, Cend’s former stockholders owned approximately 48% of the outstanding shares of Caladrius Common Stock and stockholders of Caladrius as of immediately prior to the Merger owned approximately 52% of the outstanding shares of Caladrius Common Stock. The allocation was subject to adjustment based on Caladrius’ net cash balance at the time of closing and the amount of any transaction expenses of Cend in excess of $0.3 million at the time of closing. Caladrius’ net cash balance at the time of closing was greater than $73,366,000 and as a result, the Caladrius allocation percentage was increased by approximately 2% as the net cash exceeded $73,366,000 by approximately $3,140,000.

Concurrently with the execution of the Merger Agreement and in order to provide Cend with capital for its development programs prior to the closing of the Merger, Caladrius agreed to purchase from Cend shares of Cend Series D Preferred Stock (the “Cend Series D Preferred Stock”), at a purchase price of  $10.0 million.

Caladrius submitted to Caladrius’ stockholders an amendment to Caladrius’ certificate of incorporation to authorize the Caladrius board to effect a reverse stock split of all outstanding shares of Caladrius common stock at a reverse stock split ratio of one new share for every fifteen shares outstanding (the “Caladrius Reverse Stock Split”). The Caladrius Reverse Stock Split was mutually agreed to by Cend and Caladrius and became effective on September 14, 2022, prior to and in connection with the completion of the Merger. All Caladrius historical common stock amounts in the unaudited pro forma condensed combined financial statements have been adjusted for the impact of the Caladrius Reverse Stock Split.

Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined financial statements have been prepared to illustrate the effects of the Merger. The accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2022 combines the historical consolidated balance sheets of Caladrius and Cend, giving effect to the Merger as if it had been completed on June 30, 2022. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022 and for the year ended December 31, 2021 combine the historical consolidated statements of operations of Caladrius and Cend, giving effect to the Merger as if it had been completed on January 1, 2021.

The unaudited pro forma condensed combined financial statements has been prepared in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures about Acquired and Disposed Businesses, as adopted by the SEC in May 2020 (“Article 11”). The unaudited pro forma condensed combined financial information is provided for illustrative purposes only, does not necessarily reflect what the actual consolidated results of operations would have been had the acquisition occurred on the dates assumed and may not be useful in predicting the future consolidated results of operations or financial position. Cend’s results of operations and actual financial position may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Caladrius acquired Cend and the Merger was accounted for using the asset acquisition method under accounting principles generally accepted in the United States of America (“GAAP”). Caladrius is considered to be the accounting acquirer based on the terms of the Merger Agreement and certain factors including: (i) Caladrius is issuing equity of 3.8 million common shares to shareholders of Cend; (ii) although both entities will contribute to the new management team of Lisata, the Caladrius team will have more individuals on the management team and will hold the CEO, CMO and other senior management roles; (iii) Caladrius paid a premium to acquire Cend’s assets; and (iv) Caladrius is significantly larger than Cend regarding total assets, operations, and research and development activities.

The Merger was accounted for as an asset acquisition as substantially all of the fair value is concentrated in intangible assets, primarily, In-Process Research and Development (“IPR&D”). Cend’s assets (except for cash) and liabilities were measured and recognized as an allocation of the transaction price based on their relative fair values as of the transaction date with any value associated with IPR&D with no alternative future use being expensed.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final accounting, expected to be completed after the closing of the Merger, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position. In addition, differences between the preliminary and final amounts will likely occur as a result of the amount of cash used for Cend’s operations, changes in the fair value of Caladrius' common stock, and other changes in Cend’s assets and liabilities.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Caladrius and Cend been a combined company during the specified periods. The actual results reported in periods following the Merger may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this pro forma financial information.

The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the separate historical financial statements of Caladrius and Cend, and their respective accompanying notes included elsewhere in this registration statement. Caladrius’ condensed consolidated statement of operations and comprehensive loss for the six month period ended June 30, 2022 is derived from Caladrius’ Form 10-Q for the six month period ended June 30, 2022 and Caladrius’ Form 10-K for the year ended December 31, 2021.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications. The accounting policies of Cend may materially vary from those of Caladrius. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the acquisition, management will conduct a final review of Cend’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Cend’s results of operations or reclassification of assets or liabilities to conform to Caladrius’ accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2022
(in thousands, except per share data)

	Historical Caladrius	Historical Cend	Transaction Accounting Adjustments	Notes	Pro Forma Combined

ASSETS
Cash and cash equivalents	$33,348	$11,202	$—		$44,550
Marketable securities	39,643	—	—		39,643
Tax benefit receivable	—	879	—		879
Prepaid expenses and other current assets	1,956	1,610	—		3,566
Total current assets	74,947	13,691	—		88,638

Property and equipment, net	282	—	—		282
Investment in Cend	10,000	—	(10,000)	G	—
Intangible assets	—	—	1,590	L	1,590
Other assets	648	—	—		648
Total assets	$85,877	$13,691	$(8,410)		$91,158

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS' EQUITY (DEFICIT)
Liabilities
Accounts payable	$1,097	$303	$—		$1,400
Accrued liabilities	2,260	1,165	4,697	C,D	8,122
Other current liabilities	—	210	—		210
Total current liabilities	3,357	1,678	4,697		9,732
Other long-term liabilities	383	22	—		405
Total liabilities	3,740	1,700	4,697		10,137

COMMITMENTS AND CONTINGENCIES

Redeemable convertible preferred stock
Series A redeemable convertible preferred stock	—	1,100	(1,100)	A	—
Series B redeemable convertible preferred stock	—	3,941	(3,941)	A	—
Stockholders' equity (deficit)
Series C convertible preferred stock	—	—	—	A	—
Series D convertible preferred stock	—	—	—	A,G	—
Preferred stock, $0.01 par value	—	—	—		—
Common stock, $0.001 par value	61	—	(53)	B,M	8
Additional paid-in capital	546,976	21,982	2,093	A,B,G,K,M	571,051
Treasury stock	(708)	—	—		(708)
Accumulated deficit	(463,868)	(14,897)	(10,241)	A,B,C,D,J,K,L	(489,006)
Accumulated other comprehensive loss	(70)	(135)	135	A	(70)
Total stockholders' equity (deficit)	82,391	6,950	(8,066)		81,275
Non-controlling interests	(254)	—	—		(254)
Total stockholders' equity (deficit)	82,137	6,950	(8,066)		81,021
Total liabilities, redeemable convertible preferred stock, and stockholders' equity (deficit)	$85,877	$13,691	$(8,410)		$91,158

See accompanying notes to unaudited pro forma condensed combined financial information

Unaudited Pro Forma Condensed Combined Financial Statements of Operations
For the Six Months Ended June 30, 2022
(in thousands, except per share data)

	Historical Caladrius	Historical Cend	Transaction Accounting Adjustments	Notes	Pro Forma Combined

Net revenues	$—	$591	$—		$591

Operating Expenses:
Research and development	6,517	3,572	—		10,089
General and administrative	6,823	1,709	58	L	8,590
Operating expenses	13,340	5,281	58		18,679
Operating loss	(13,340)	(4,690)	(58)		(18,088)

Other income (expense):
Investment income, net	158	—	—		158
Other expense, net	(149)	—	—		(149)
Total other expense	9	—	—		9

Net loss before benefit from income taxes	(13,331)	(4,690)	(58)		(18,079)
Benefit from income taxes	(2,479)	—	—		(2,479)
Net loss	$(10,852)	$(4,690)	$(58)		$(15,600)

Net loss per share attributable to common shareholders:
Basic	$(2.69)	$(1.10)			$(2.00)
Diluted	$(2.69)	$(1.10)			$(2.00)

Weighted average common shares outstanding:
Basic	4,036	4,280	(507)	I	7,809
Diluted	4,036	4,280	(507)	I	7,809

See accompanying notes to unaudited pro forma condensed combined financial information

Unaudited Pro Forma Condensed Combined Statements of Operations
For the Year Ended December 31, 2021
(in thousands, except per share data)

	Historical Caladrius	Historical Cend	Transaction Accounting Adjustments	Notes	Pro Forma Combined

Net revenues	$—	$14,787	$—		$14,787

Operating Expenses:
Research and development	17,680	8,148	—		25,828
In-process research and development	—	1,584	23,394	H	24,978
General and administrative	11,370	1,150	5,008	C,D,L	17,528
Operating expenses	29,050	10,882	28,402		68,334
Operating income (loss)	(29,050)	3,905	(28,402)		(53,547)

Other income (expense):
Investment income, net	151	—	—		151
Other expense, net	(75)	—	—		(75)
Interest income	—	4	—		4
Total other income	76	4	—		80

Net income (loss) before expense (benefit) from income taxes	(28,974)	3,909	(28,402)		(53,467)
Income tax expense (benefit)	(1,508)	170	—		(1,338)
Net income (loss)	$(27,466)	$3,739	$(28,402)		$(52,129)

Income allocable to participating securities	$—	$(1,466)	$—		$—
Net income (loss) attributable to common shareholders	$(27,466)	$2,273	$(28,402)		$(52,129)

Net income (loss) per share attributable to common shareholders:
Basic	$(7.45)	$0.54			$(7.02)
Diluted	$(7.45)	$0.48			$(7.02)

Weighted average common shares outstanding:
Basic	3,688	4,211	(475)	I	7,424
Diluted	3,688	5,076	(1,340)	I	7,424

See accompanying notes to unaudited pro forma condensed combined financial information

Note 1 - Description of the Merger

On April 26, 2022, Caladrius Biosciences, Inc. (“Caladrius”), CS Cedar Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Caladrius (“Merger Sub”), and Cend Therapeutics, Inc. (“Cend” or the “Company”), a privately-held, clinical-stage biotechnology company, entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub merged with and into Cend, with Cend continuing as a wholly owned subsidiary of Caladrius (the “Merger”). Upon closing of the Merger on September 15, 2022, the combined company was renamed to Lisata Therapeutics, Inc. (“Lisata”) and trades on the Nasdaq under the ticker symbol “LSTA.”

Subject to the terms and conditions of the Merger Agreement, at the closing of the Merger, (a) each outstanding share of Cend common stock and Cend preferred stock (except shares of Cend Series D Preferred Stock held by Caladrius) was converted into  3,772,768 shares of Caladrius common stock (“Caladrius Common Stock”), based on an exchange ratio of 0.5338; and (b) each outstanding Cend stock option that had not previously been exercised prior to the closing of the Merger was assumed by Caladrius and converted into options to purchase shares of Caladrius Common Stock based on the exchange ratio of 0.5338. As of immediately after the Merger, Cend’s former stockholders owned approximately 48% of the outstanding shares of Caladrius Common Stock and stockholders of Caladrius as of immediately prior to the Merger owned approximately 52% of the outstanding shares of Caladrius Common Stock. At the time of closing, the allocation was adjusted based on Caladrius’ net cash balance and as a result, the Caladrius allocation percentage was increased 2% as the net cash was greater than $73,366,000 by approximately $3,140,000.

Caladrius submitted to Caladrius’ stockholders an amendment to Caladrius’ certificate of incorporation to authorize the Caladrius board to effect a reverse stock split of all outstanding shares of Caladrius common stock at a reverse stock split ratio of one new share for every fifteen shares outstanding (the “Caladrius Reverse Stock Split”). The Caladrius Reverse Stock Split was mutually agreed to by Cend and Caladrius and became effective on September 14, 2022. All Caladrius historical common stock amounts in the unaudited pro forma condensed combined financial statements  have been adjusted for the impact of the Caladrius Reverse Stock Split.

Consummation of the Merger was subject to certain closing conditions, including, among other things, approval by the stockholders of Caladrius and Cend, and Caladrius’s satisfaction of a minimum net cash threshold at closing, approximately $76.5 million at closing on September 15, 2022, and as described further in the Merger Agreement. In accordance with the terms of the Merger Agreement, (i) certain executive officers, directors and stockholders of Cend (solely in their respective capacities as Cend stockholders) holding approximately 77.5% of the outstanding Cend capital stock entered into support agreements with Caladrius to vote all of their shares of Cend capital stock in favor of adoption of the Merger Agreement (the “Cend Support Agreements”) and (ii) certain executive officers and directors of Caladrius (solely in their respective capacities as Caladrius stockholders) holding approximately 1.8% of the outstanding Caladrius common stock entered into support agreements with Cend to vote all of their shares of Caladrius common stock in favor of approval of the Merger Agreement (the “Caladrius Support Agreements,” together with the Cend Support Agreements, the “Support Agreements”). The Support Agreements include covenants with respect to the voting of such shares in favor of approving the transactions contemplated by the Merger Agreement and against any competing acquisition proposals and place certain restrictions on the transfer of the shares of Caladrius and Cend held by the respective signatories thereto.

Concurrently with the execution of the Merger Agreement and in order to provide Cend with capital for its development programs prior to the closing of the Merger, Caladrius agreed to purchase from Cend shares of Series D Preferred Stock (the “Cend Series D Preferred Stock”), of Cend at a purchase price of $10.0 million. In addition, Caladrius and Cend entered into a Collaboration Agreement (the “Collaboration Agreement”), pursuant to which Caladrius and Cend agreed to collaborate on certain developmental and clinical activities prior to the closing of the Merger. Under the Collaboration Agreement, Caladrius and Cend will form a joint steering committee (the “Committee”) comprised of individuals from both entities.

Note 2 - Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information of the combined company is presented to illustrate the proposed effects of the Merger. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by Securities and Exchange Commission (“SEC”) Final Rule Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaced the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The combined company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The Merger was accounted for by using the cost accumulation and allocation model of accounting in accordance with the asset acquisition accounting guidance set forth in Accounting Standards Codification (ASC) 805, Business Combinations (“ASC 805”).

The unaudited pro forma condensed combined statements of operations for the six month period ended June 30, 2022 and for the year ended December 31, 2021, give effect to the Merger as if it had been consummated on January 1, 2021. The unaudited pro forma condensed combined balance sheet as of June 30, 2022 gives effect to the Merger as if it had been consummated on June 30, 2022. Based on Caladrius’ preliminary review of Cend’s summary of significant accounting policies and preliminary discussions between management teams of Caladrius and Cend, the nature and amount of any adjustments to the historical financial statements of Cend to conform its accounting policies to those of Caladrius are not expected to be material. Upon completion of the Merger, further review of Cend’s accounting policies may result in additional revisions to Cend’s accounting policies and classifications to conform to those of Caladrius.

To determine the accounting for this Merger under GAAP, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. The initial screen test is met as substantially all of Cend’s fair value is concentrated in intangible assets, primarily, In-Process Research & Development (“IPR&D”). As such, the acquisition was treated as an asset acquisition. Cend’s assets (except for cash) and liabilities were measured and recognized as an allocation of the transaction price based on their relative fair values as of the transaction date with any value associated with IPR&D with no alternative future use being expensed.

Asset acquisitions are to be accounted for by allocating costs, including transaction costs, of the acquisition to the acquired assets based on their relative fair value basis. For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, Caladrius estimated the fair values as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions of the Merger, including historical and current market data. The unaudited pro forma adjustments included herein are preliminary and will be adjusted as additional information becomes available and as additional analyses are performed. The final purchase price allocation will be determined subsequent to the Merger, and the final amounts of the assets acquired, and liabilities assumed may differ materially from the values recorded in the pro forma financial information.

Pro forma transaction accounting adjustments are included only to the extent they are adjustments that reflect the accounting for the Merger in accordance with GAAP.

Caladrius and Cend expect to incur significant costs associated with integrating the operations of Caladrius and Cend after the Merger is completed. The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies expected to result from the Merger.

The unaudited pro forma condensed combined financial information may differ from the final purchase accounting for a number of reasons, including the fact that the estimates of fair values of assets and liabilities acquired are preliminary and subject to change when the valuation and other studies are finalized. In addition, the values will be based on the actual values as of the closing date of the Merger. The differences that may occur between the preliminary estimates and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

Note 3 — Preliminary Purchase Price

The accompanying unaudited pro forma condensed combined financial statements reflect a purchase price of approximately $37.1 million (the “Consideration”) comprised of equity consideration of approximately $23.6 million, the carrying value of Caladrius’ cost method investment in Cend’s Series D Preferred Stock of approximately $10.0 million, the incremental fair value of Cend’s fully vested stock options of approximately $1.9 million, and estimated transaction costs of approximately $1.6 million.

The Consideration payable by Caladrius takes into account the value of Caladrius’ interests in Cend’s Series D Preferred Stock. Prior to the closing of the Merger, Caladrius accounted for its interest in Cend using the cost method, and the carrying value was approximately $10.0 million as of June 30, 2022. The Company accounted for the asset acquisition of the interest of Cend as a step acquisition, which required a cost accumulation approach of the Company’s ownership interest in Cend which will be valued at its carryover basis of $10.0 million and included in the purchase price.

The table below represents the total purchase price (dollars in thousands, except per share data):

Estimated number of common shares of the combined company owned by Cend stockholders (1)	3,772,768
Multiplied by the fair value per share of Caladrius common stock on September 15, 2022 (2)	$6.25
Total	$23,580
Carrying value of Caladrius' cost method investment in Cend (3)	10,000
Incremental fair value of Cend's fully vested stock options (4)	1,939
Caladrius estimated transaction costs (5)	1,600
Total estimated purchase price	$37,119

1.
For purposes of this unaudited pro forma combined financial information, 3,772,768 represents the historical 7,068,037 shares of Cend common stock and preferred stock outstanding on June 30, 2022, adjusted for the exchange ratio.

2.	The equity portion of the purchase price was based on the closing price of Caladrius as reported on the Nasdaq Capital Market on September 15, 2022.

3.
Using cost accumulation accounting, the carrying value of Caladrius’ cost method investment in Cend’s Series D Preferred Stock is included in the total purchase price as of June 30, 2022. There were no impairment indicators through the Closing of the Merger for the cost method investment. Caladrius will continue to evaluate the cost method investment for impairment indicators each reporting period.

4.
Represents the incremental fair value of the Cend replacement options of approximately $1.8 million related to the fully vested replacement options subject to service-based vesting conditions and approximately $0.1 million related to vested replacement options subject to performance-based vesting conditions achieved prior to the Closing Date, assumed by Caladrius upon the consummation of the Merger as described in Note 4 — Shares of Caladrius Common Stock Issued to Cend’s Stockholders upon closing of the Merger. In accordance with, and analogous to ASC 805, as no post-Merger services are required for the fully vested replacement awards, and Cend’s employees rendered all of the required service for the Cend awards as of the date of the Merger, the incremental fair value is included in the purchase price.

The amount attributable to post-Merger service is approximately $0.2 million for replacement options subject to service-based vesting conditions which are not subject to accelerated vesting and will not vest upon the change in control, approximately $0.3 million for replacement options subject to performance-based vesting conditions that require a double trigger (change in control and severance) to vest, and $48.9 thousand for unvested replacement options subject to performance-based vesting conditions which will become fully vested upon the closing of the Merger. Replacement options with accelerated vesting at the closing of the Merger were deemed to be for the benefit of the combined entity. Caladrius will recognize the stock-based compensation expense for the replacement options subject to service-based vesting conditions as additional compensation cost on a straight-line basis over the remaining vesting period of the original awards, will recognize the stock-based compensation related to the achievement of the double trigger performance-based vesting conditions in the period during which it becomes probable the conditions will be met, and will recognize the stock-based compensation expense for the unvested replacement options subject to performance-based vesting which will fully vest upon the closing of the Merger as compensation cost on day one following the Closing Date.

The difference between the total value of the replacement awards of approximately $5.4 million, and the fair value of the original Cend awards of approximately $3.0 million, is approximately $2.4 million.

5.	Caladrius transaction costs are approximately $1.6 million. The transaction costs have been reflected as an increase in the purchase price.

For purposes of this pro forma analysis, the above purchase price has been allocated based the relative fair value of the assets and liabilities acquired (in thousands):

Preliminary Purchase Price Allocation:	June 30, 2022 Pro forma
Cash and cash equivalents	$11,202
Net working capital (excluding cash)	811
Other liabilities	(22)
Acquired in-process research and development	23,394
License	1,734
Net assets acquired	$37,119

The guidance in ASC 805 requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen is met, the set is not a business. The initial screen test was met as Caladrius determined that substantially all of the fair value was concentrated in the acquired IPR&D. The fair value of the IPR&D was determined to be approximately $61.7 million before the purchase price was allocated among the assets and liabilities acquired, as shown above.

IPR&D represents the research and development assets of Cend which were in-process, but not yet completed, and which Caladrius has the opportunity to advance. Current accounting standards require that the fair value of IPR&D projects acquired in an asset acquisition with no alternative future use be allocated a portion of the consideration transferred and charged to expense at the acquisition date. The actual purchase price allocated to IPR&D will fluctuate until the closing date of the Merger, and the final valuation of the IPR&D consideration could differ significantly from the current estimate.

License represents the Exclusive License and Collaboration Agreement (the “Qilu Agreement”) in which Cend granted an exclusive license to Qilu for the development and commercialization of CEND-1 in the Territory (defined as the Greater Area of China including China, Macau, Hong Kong, and Taiwan). Under the terms of the agreement, Qilu is solely responsible for the development of CEND-1 in its Territory. In consideration for the license, Qilu made a one-time, non-refundable, non-creditable upfront payment of $10.0 million to Cend. Cend is also eligible to receive developmental and commercial milestone payments up to $100.0 million and $125.0 million, respectively, tiered royalties on net sales ranging from 10% to 15%, and tiered sublicensing revenues ranging from 12% to 35%. To date, Cend has recognized approximately $15.0 million1 in revenue under the Qilu Agreement resulting from the up-front license fee, a development milestone, as well as through the sale of clinical supply materials.

Note 4 — Shares of Caladrius Common Stock Issued to Cend’s Stockholders upon Closing of the Merger

Pursuant to the Merger Agreement, at the Effective Time, Caladrius issued 3,772,768 shares of Common Stock to the holders of all of the Cend capital stock in exchange for all of the shares of Cend capital stock (including the shares of common stock issuable upon the conversion of all shares of preferred stock, except Series D Preferred Stock), immediately prior to the Effective Time, determined as follows:

Shares
Cend:
Cend Series A Preferred Stock outstanding	371,396
Cend Series B Preferred Stock outstanding	1,071,237
Cend Series C Preferred Stock outstanding	1,345,699
Cend shares of common stock outstanding	4,279,705
Total Cend outstanding shares pre-close	7,068,037
Exchange ratio (rounded)	0.5338
Total Cend merger common shares	3,772,768

1 Cend management to confirm if amount has changed

In addition, in accordance with the Merger Agreement, Caladrius assumed all of the issued and outstanding options to acquire Cend common stock, pursuant to the Cend 2016 Equity Incentive Plan (the “Cend Plan”), with such stock options representing the right to purchase a number of shares of Caladrius Common Stock equal to 0.5338 multiplied by the number of shares of Cend’s common stock previously represented by such stock options immediately prior to the closing of the Merger, with a proportional adjustment to the exercise price of such options.

Basic loss per share represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Merger, assuming the shares were outstanding at the beginning of the periods presented. Diluted loss per common share is the same as basic loss per common share for all periods presented because the effects of potentially dilutive items were anti-dilutive. The following common share equivalent securities have been excluded from the calculation of weighted-average common shares outstanding because the effect is anti-dilutive for the periods presented:

June 30, 2022
Anti-dilutive common share equivalents:	(in thousands)
Stock options of Caladrius	524
Stock options of Cend	1,228
Warrants to purchase Caladrius common stock	1,424
Total anti-dilutive common share equivalents	3,176

The information below reflects historical per share information for Caladrius and Cend and unaudited pro forma per share information of the combined company as if Caladrius and Cend had been combined as of or for the periods presented. The net loss per share information reflects the Merger as if the transaction had occurred on January 1, 2021.

Note 5 - Pro Forma Adjustments

Adjustments included in the column under the heading "Transaction Accounting Adjustments" are primarily based on information contained within the analysis will be performed after the completion of the merger to confirm these estimates or make adjustments in the final purchase price allocation, as necessary.

Given Caladrius’ history of net losses and valuation allowance, management assumed a statutory tax rate of 0%. Therefore, the pro forma adjustments to the condensed combined statements of operations and comprehensive loss resulted in no additional income tax adjustment to the pro forma financials.

The unaudited pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements as as follows:

A.
To eliminate Cend’s pre-merger redeemable convertible preferred stock, convertible preferred stock, common stock, paid-in capital, accumulated deficit, and accumulated other comprehensive loss balances.

June 30, 2022
(in thousands)
Elimination of Cend's Series A redeemable convertible preferred stock	$(1,100)
Elimination of Cend's Series B redeemable convertible preferred stock	(3,941)
Elimination of Cend's Series C convertible preferred stock	—
Elimination of Cend's Series D preferred stock	—
Elimination of Cend's common stock	—
Elimination of Cend's additional paid-in capital	(21,982)
Elimination of Cend's historical accumulated deficit	14,897
Elimination of Cend's accumulated other comprehensive loss	135
Elimination of Cend's accumulated deficit for other pro forma adjustments impacting accumulated deficit, such as transaction costs (C)	3,097
Total adjustments to Cend's historical equity	$(8,894)

B.
To reflect the asset acquisition Consideration, including the capitalization of the fair value of the number of shares of the combined company owned by Cend’s stockholders and Caladrius’ transaction costs as well as the adjustment to accumulated deficit for the acquired in-process research and development:

June 30, 2022
(in thousands)
Capitalization of the fair value of the estimated number of shares of the combined company to be owned by Cend's stockholders	$23,580
Carrying value of Caladrius' cost method investment in Cend	10,000
Caladrius' estimated transaction costs as part of asset acquisition (D)	1,600
Incremental fair value of Cend's fully vested replacement options (Note 3)	1,939
Impact of expensed IPR&D acquired (H) and accumulated amortization of the acquired license (L)	(23,538)
Total adjustment to reflect asset acquisition purchase price	$13,581

C.	To record Cend’s transaction costs of approximately $3.1 million, for legal and advisory fees, and transactional fees in addition to $0.1 million included in accrued liabilities as of June 30, 2022.

D.	To record Caladrius’ transaction costs of approximately $1.6 million, for legal and advisory fees and transactional fees as of June 30, 2022.

E.	To record Cend’s transaction costs of approximately $3.2 million, for legal and advisory fees, and transactional fees for the year ended December 31, 2021.

F.
To record Caladrius’ transaction costs of approximately $1.6 million, for legal and advisory fees and transactional fees for the year ended December 31, 2021. Transaction costs directly related to the Merger of $1.6 million will be included in the purchase price (see Note 3).

G.
To record the elimination of Caladrius’ cost method investment in Cend at the Effective Time of the Merger, as well as the cancellation of the shares of Series D Preferred Stock that were issued to Caladrius. Per the Merger Agreement, the Series D Preferred Stock was not converted to shares of common stock of Cend at the time of the Merger, rather the Series D Preferred Stock was cancelled and no consideration exchanged.

H.	To record the impact of expensing the acquired IPR&D upon consummation of the asset acquisition (Note 3).

I.	Calculation of weighted-average shares outstanding:

	June 30, 2022	December 31, 2021
	(in thousands)
Historical Cend weighted-average shares of common stock outstanding	4,280	4,211
Impact of Cend's convertible preferred stock assuming conversion	2,788	2,788
Total	7,068	6,999
Application of exchange ratio of historical Cend weighted-average shares outstanding	0.5338	0.5338
Adjusted Cend weighted-average shares outstanding	3,773	3,736
Historical Caladrius weighted-average shares outstanding	4,036	3,688
Total weighted average shares outstanding	7,809	7,424

As Caladrius had a net loss on a pro forma combined basis, stock options to purchase common stock have been excluded from the calculation of diluted net loss per share because all such securities are anti-dilutive for all periods presented.

J.	To record the following adjustments to accumulated deficit:

June 30, 2022
(in thousands)
Elimination of Cend's accumulated deficit	$17,994
Impact of Cend's transaction costs as part of asset acquisition (C)	(3,097)
Impact of expensed IPR&D acquired (H), Caladrius' transaction costs as part of asset acquisition (D), and accumulated amortization of the acquired license (L)	(25,138)
Total adjustment to accumulated deficit	$(10,241)

K.	To record the following adjustments to additional paid-in capital:

June 30, 2022
(in thousands)
Elimination of Cend's additional paid-in capital and par value	$(21,982)
To reflect Cend's remaining stock post-Merger	23,576
To reflect the reclassification of Caladrius’ historical par value to additional paid-in capital for reverse stock split	57
To reflect the impact of asset acquisition to additional paid-in capital	442
Total adjustment to additional paid-in capital	$2,093

L.
Represents the acquired Qilu Agreement in which Cend granted an exclusive license to Qilu for the development and commercialization of CEND-1 in the amount of approximately $1.7 million, net of accumulated amortization of approximately $0.2 million. The license is a definite lived intangible asset with an estimated remaining useful life of fifteen years. The amortization expense of approximately $0.1 million, and approximately $0.1 million has been included in the pro forma statements of operations for the year ended December 31, 2021 and for the six month period ended June 30, 2022, respectively.

M.	To record the reclassification of Caladrius’ historical common stock par value to additional paid-in capital of $57.0 thousand due to the effect of the reverse stock split on September 14, 2022.